Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS
SECOND QUARTER 2007 RESULTS

Rye Brook, NY — August 2, 2007 — Universal American Financial Corp. (NASDAQ: UHCO) today announced financial results for the quarter ended June 30, 2007.

Second Quarter 2007 Highlights

•                  Revenues from continuing operations increased by 114% year over year to $703.5 million

•                  Net income was $22.3 million, or $0.35 per diluted share

•                  Total Medicare Advantage membership as of June 30, 2007 increased to 238,000

•                  Acquisition of MemberHealth on target to close by end of third quarter

2007 Guidance

•                  Revenues between $2.7 billion and $2.9 billion

•                  Diluted earnings per share of $1.23 to $1.33, excluding investment gains

Second Quarter 2007 Compared to Second Quarter 2006

Universal American reported net income of $22.3 million for the second quarter of 2007, or $0.35 per diluted share.  This compares to net income of $18.1 million, or $0.30 per diluted share, reported for the second quarter of 2006.

Income from continuing operations for the second quarter of 2007 of $22.3 million included $0.2 million, after tax, of realized losses.  Income from continuing operations for the second quarter of 2006 was $15.4 million, or $0.26 per diluted share.  Income from discontinued operations for the second quarter of 2006, after taxes, was $2.7 million, or $0.04 per diluted share.  Total revenues from continuing operations for the second quarter of 2007 increased to $703.5 million, or 114%, over the second quarter of 2006.

Management Comments

“The highlight of the second quarter again was the continued expansion of our Medicare Advantage business.  We are delighted by the market response to our products which we believe bring significant value to our members.  We were also quite pleased with the strong results posted by our Part D business,” said Richard Barasch, Chairman and CEO.  “We are looking forward to the closing of the MemberHealth transaction both for its projected financial accretion and for the strategic advances that we believe it will bring.”

Medicare Advantage

Revenues in the Medicare Advantage segment were $494.2 million, and pre-tax income was $20.3 million for the second quarter of 2007.  Our overall loss ratio for the segment was 83.6%.

HMO’s

As of June 30, 2007, the membership in our southeast Texas Medicare Advantage HMO plan grew to 38,900, a 13% increase since the end of the year.  In addition, our acquisition of GlobalHealth, Inc. (“GlobalHealth”), a Medicare Advantage and commercial HMO in Oklahoma City, Oklahoma, is integrating well, with membership of approximately 4,000 Medicare Advantage members and annualized revenue of approximately $40.0 million as of June 30, 2007.

Further, we have approximately 4,100 members as of June 30, 2007 in our expansion markets in Dallas, TX, Florida and Milwaukee, WI.

Our total HMO membership as of June 30, 2007 is now over 47,000, an increase of 35% over year-end 2006. Revenues increased 60% to $132.7 million for the quarter ended June 30, 2007, compared to the quarter ended June 30, 2006. The aggregate loss ratio for our Medicare Advantage HMO business was 78.2%.

Private Fee-for-Service

Our insurance subsidiaries, American Progressive Life and Health Insurance Company of New York and Pyramid Life Insurance Company, offer four Today’s Options® PFFS plans in a total of 35 states.  As of the end of the second quarter, PFFS membership was approximately 191,000 members up from 18,000 at the end of 2006.  As of the end of July, we have approximately 200,000 PFFS members enrolled, and since the special open enrollment period has ended for 2007, we do not anticipate further growth in our membership for the balance of the year.

The medical loss ratio for our PFFS business in the second quarter was 85.4%, which includes approximately 1% benefit of positive prior period development.  For the first half of the year, the medical loss ratio was 86.2%.  Our expenses are running higher than what we believe will be the future run-rate as we have continued to invest in our infrastructure, including building extensive voluntary care management and provider relations programs.

Medicare Part D

For the 2007 plan year, the Company, through its insurance subsidiaries, American Progressive Life and Health Insurance Company of New York and Pennsylvania Life Insurance Company, offered our Prescription PathwaySM prescription drug plans (“PDPs”) in 32 of The Centers for Medicare and Medicaid Services (“CMS”) regions.  In addition, we were entitled to receive auto assignment of dual eligibles and low income subsidy beneficiaries who are dually eligible for Medicare and Medicaid in 28 of these 32 CMS regions.  We have approximately 491,000 members enrolled in our plans as of June 30, 2007.

Total premiums, before reinsurance and before consideration of the government risk corridor adjustment, were $137.7 million for the second quarter of 2007.  Our PDPs generated net operating profit of $9.2 million for the second quarter of 2007, compared to net operating profit of $7.9 million for the second quarter of 2006.  Part D Management Services, L.L.C., our joint venture with Pharmacare Management Services, Inc., contributed $13.1 million, pre-tax, to our PDP results for the second quarter of 2007, compared to $12.9 million for the second quarter of 2006.

Senior Market Health (excluding Part D)

For the second quarter of 2007, our Medicare Supplement business generated an operating profit of $1.8 million on $79.0 million of revenues.  The loss ratio on our Medicare Supplement business was again in line with our expectations, 71.3%, compared to 71.8% for the second quarter of 2006.

Unlike last year, we are retaining many of the Medicare Supplement policyholders who have chosen to move to our Medicare Advantage products.  Approximately 16,200 of our Medicare Supplement policyholders have switched to Universal American private-fee-for service coverage during the first half of

2007.  While we lost approximately $36.0 million of Medicare Supplement premium revenues and recorded $10.6 million in additional DAC amortization attributable to these policyholders, we increased our Medicare Advantage revenue by approximately $141.0 million.

Senior Administrative Services

Revenues for the second quarter of 2007 increased by 21% to $26.3 million compared to the second quarter of 2006, mostly due to the addition of the administration of Medicare Advantage businesses.  Pre-tax income in the second quarter was $5.5 million, compared to $4.8 million in the second quarter of 2006.

Balance Sheet Data

Total assets were $3.3 billion as of June 30, 2007, compared to $2.6 billion at December 31, 2006.  Total policyholder liabilities, gross of reinsurance, were $1.6 billion at June 30, 2007, compared to $1.3 billion at December 31, 2006.  Stockholders’ equity as of June 30, 2007 was $746.7 million, or $11.54 per common share, compared to $623.9 million, or $10.54 per common share, at December 31, 2006.  As of June 30, 2007, excluding accumulated other comprehensive (loss) income (which includes the net unrealized (depreciation) appreciation of Universal American’s investment portfolio), stockholders’ equity was $753.6 million and fully diluted book value per common share on that basis was $11.42.

The ratio of debt to total capitalization, excluding accumulated other comprehensive (loss) income and including the trust preferreds as debt, increased to 25.9% at June 30, 2007 from 21.0% at December 31, 2006 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Total cash and investments as of June 30, 2007 was $2.2 billion, compared to $1.7 billion at December 31, 2006.  Our investment portfolio remains sound with approximately 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies.

MemberHealth

Though there is no assurance, we expect the MemberHealth transaction to close by the end of the third quarter.  The proxy has been mailed, and we are scheduled to have our shareholders’ meeting on August 23, 2007.  The state insurance regulators and CMS are proceeding with their review of the transaction.

Guidance

Universal American expects to earn approximately $1.23 to $1.33 per fully diluted share for 2007, excluding realized gains on investment transactions and any accretion from the MemberHealth transaction, based on projected full year weighted average diluted shares outstanding of approximately 64.3 million.

(Table to follow)

The following table provides additional information relating to our guidance.

	Reported Six Months June 30, 2007	3Q07		4Q07		FY 2007
Diluted EPS (1)
Operating EPS	$0.41	$0.35	$0.39	$0.46	$0.50	$1.23	$1.33
Realized gains	0.02	0.00	0.00	0.00	0.00	0.02	0.02
Reported EPS	$0.43	$0.35	$0.39	$0.46	$0.50	$1.25	$1.35
Shares Outstanding (diluted) (million)	62.0	66.1	66.8	66.5	67.2	64.2	64.5
Revenue ($ Million) (2)
Senior Managed Care - Medicare Advantage	$876	$520	$560	$510	$550	$1,906	$1,986
Senior Market Health Insurance	164	72	80	70	78	306	322
Medicare Part D	192	57	63	56	66	305	321
Specialty Health Insurance	49	22	24	22	24	93	97
Life Insurance and Annuity	52	23	27	23	27	98	106
Senior Administrative Services	52	25	28	25	28	102	108
Corporate / Eliminations	(38)	(18)	(20)	(18)	(20)	(74)	(78)
Total Revenue	$1,347	$701	$762	$688	$753	$2,736	$2,862
Senior Managed Care - Medicare Advantage
End of quarter Membership
Private fee-for-service	190,714	190,000	205,000	180,000	195,000
Health Plans	47,608	46,500	48,500	46,500	49,000
Total	238,322	236,500	253,500	226,500	244,000
Health Plan MA loss ratio	76.6%	75.5%	78.5%	75.5%	78.5%	76.5%	78.0%
Private fee-for-service loss ratio	86.2%	85.5%	87.5%	85.0%	87.0%	85.3%	87.5%
Senior Market Health Insurance

Medicare Supplement Loss Ratio	74.9%	68.5%	71.0%	67.0%	69.0%	71.5%	73.5%
Change in deferred acquisition costs ($ million)	9.7	1.0	0.0	1.0	0.0	10.7	9.7

Medicare Part D
End of quarter Membership (3)	491,100	490,000	500,000	490,000	500,000
Total Revenue ($ million) (4)	192	57	63	56	66	304	321

(1)          Due to the use of weighted average shares outstanding when determining the denominator for earnings per share, the sum of the quarterly per common share amounts does not equal the full year per common share amounts.

(2)          Excluding realized gains and losses.

(3)          Includes 24 thousand members in an unaffiliated prescription only plan for which risks are assumed on a 33.3% quota share basis.  The contract for this assumed business will be terminated as of December 31, 2007.

(4)          Includes PDMS Equity Income.

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Friday, August 3, 2007, to discuss the second quarter results.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.uafc.com.  To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release.  This supplemental financial data can be accessed at www.uafc.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

*     *     *

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding any acquisition proposal and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding the closing of the MemberHealth transaction and its effect on our results; statements regarding our expectations of Universal American’s operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs and revenues; and future operating results) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated Results	2007	2006	2007	2006

Direct and assumed premiums	$866.3	$486.0	$1,670.5	$962.0

Net premiums and policyholder fees	$670.3	$302.7	$1,258.2	$594.7
Net investment income	26.6	18.3	49.0	35.7
Other income	6.9	7.0	13.1	13.3
Realized gains / (losses)	(0.3)	—	1.6	—
Total revenues	703.5	328.0	1,321.9	643.7

Policyholder benefits	555.5	236.1	1,056.5	477.5
Interest credited to policyholders	4.3	4.7	9.0	9.2
Change in deferred acquisition costs	1.8	(4.4)	12.2	(8.5)
Amortization of present value of future profits	1.9	2.1	4.0	4.5
Commissions and general expenses, net of allowances	117.5	78.6	225.1	152.1
Total benefits and expenses	681.0	317.1	1,306.8	634.8

Income from continuing operations before equity in earnings of unconsolidated subsidiary	22.5	10.9	15.1	8.9
Equity in earnings of unconsolidated subsidiary	13.1	12.9	26.3	22.7

Income from continuing operations before income taxes	35.6	23.8	41.4	31.6

Provision for income taxes (1)	(13.3)	(8.4)	(14.8)	(11.3)

Income from continuing operations after taxes	22.3	15.4	26.6	20.3

Income from discontinued operations after taxes	—	2.7	—	4.8

Net income	$22.3	$18.1	$26.6	$25.1

Per Share Data (Diluted)
Income from continuing operations, after taxes	$0.35	$0.26	$0.43	$0.34
Total income from discontinued operations, after taxes	—	0.04	—	0.08
Net income	$0.35	$0.30	$0.43	$0.42

See following page for explanation of footnotes.

	Three Months Ended June 30,		Six Months Ended June 30,
Income (loss) before Taxes by Segment	2007	2006	2007	2006

Senior Managed Care-Medicare Advantage:
Private fee-for-service	$11.1	$3.4	$10.4	$6.0
Healthplan and other	9.2	7.0	15.9	13.6
Senior Market Health:
Medigap	1.8	0.4	(10.0)	(5.8)
Part D	9.2	7.9	14.2	13.3
Specialty Health	1.5	2.9	4.9	4.4
Life Insurance & Annuity	5.2	3.8	8.5	4.8
Senior Administrative Services	5.5	4.8	11.3	7.2

Corporate	(7.6)	(6.4)	(15.4)	(11.9)

Realized gains	(0.3)	—	1.6	—

Income before income taxes	$35.6	$23.8	$41.4	$31.6

BALANCE SHEET DATA	June 30, 2007	December 31, 2006
Total Cash and Investments	$2,233.0	$1,678.0
Total Assets	$3,271.0	$2,585.0
Total Policyholder Related Liabilities	$1,579.4	$1,300.4
Outstanding Bank Debt	$137.9	$90.6
Other Long Term Debt	$125.0	$75.0
Total Stockholders’ Equity	$746.7	$623.9
Book Value per Common Share	$11.54	$10.54
Diluted Weighted Average Shares Outstanding-Year to Date	62.0	60.0

Non-GAAP Financial Measures *
Total Stockholders’ Equity (excluding accumulated other comprehensive income) *	$753.6	$622.0
Diluted Book Value per Common Share (excluding accumulated other comprehensive income) * (2)	$11.42	$10.27
Debt to Total Capital Ratio * (3)	25.9%	21.0%

*                    Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1)             The effective tax rate for continuing operations for the quarter ended June 30, 2007 was 37.5% and was 35.5% for the second quarter of 2006. The effective tax rate for continuing operations for the six months ended June 30, 2007 was 35.7% and was 35.8% for the six months ended June 30, 2006.

(2)             Diluted book value per common share (excluding accumulated other comprehensive income) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income, plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3)             The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding accumulated other comprehensive income) plus Outstanding Bank Debt plus Other Long Term Debt.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions, except per share amounts
(Unaudited)

Universal American uses certain non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  These measures should not be considered an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

Total Stockholders’ Equity (excluding accumulated other comprehensive income)	June 30, 2007	December 31, 2006
Total stockholders’ equity	$746.7	$623.9
Less: Accumulated other comprehensive (loss) income	(6.9)	1.9

Total Stockholders’ Equity (excluding accumulated other comprehensive income)	$753.6	622.0

Universal American uses total stockholders’ equity (excluding accumulated other comprehensive income), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share (excluding accumulated other comprehensive income)	June 30, 2007	December 31, 2006
Total stockholders’ equity	$746.7	$623.9
Proceeds from assumed exercises of vested options	29.2	23.2
	$775.9	$647.1
Diluted common shares outstanding	68.6	62.8

Diluted Book Value per Common Share	$11.32	$10.30

Total stockholders’ equity (excluding accumulated other comprehensive income)	$753.6	$622.0
Proceeds from assumed exercises of vested options	29.2	23.2
	$782.8	$645.2
Diluted common shares outstanding	68.6	62.8

Diluted Book Value per Common Share (excluding accumulated other comprehensive income)	$11.42	$10.27

As noted above, Universal American uses total stockholders’ equity (excluding accumulated other comprehensive income), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions
(Unaudited)

	June 30, 2007	December 31, 2006
Debt to Total Capital Ratio
Outstanding bank debt	$137.9	$90.6
Other long term debt	125.0	75.0
Total outstanding debt	$262.9	$165.6

Total stockholders’ equity	$746.7	$623.9
Outstanding bank debt	137.9	90.6
Other long term debt	125.0	75.0
Total Capital	$1,009.6	$789.5

Debt to Total Capital Ratio	26.0%	21.0%

Total stockholders’ equity (excluding accumulated other comprehensive income)	$753.6	$622.0
Total outstanding bank debt	137.9	90.6
Total outstanding trust preferred securities	125.0	75.0
Total Capital	$1,016.5	$787.6

Debt to Total Capital Ratio	25.9%	21.0%

As noted above, Universal American uses total stockholders’ equity (excluding accumulated other comprehensive income), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609